Exhibit 99.1
FOR IMMEDIATE RELEASE

Red River Bancshares, Inc. Reports Fourth Quarter and Year-End 2021 Financial Results
ALEXANDRIA, Louisiana, January 28, 2022, (GLOBE NEWSWIRE) -- Red River Bancshares, Inc. (the “Company”) (Nasdaq: RRBI), the holding company for Red River Bank (the “Bank”), announced today its financial results for the fourth quarter and year ended 2021.
Net income for the fourth quarter of 2021 was $8.5 million, or $1.17 per diluted common share ("EPS"), an increase of $372,000, or 4.6%, compared to $8.1 million, or $1.12 EPS, for the third quarter of 2021, and an increase of $1.2 million, or 17.2%, compared to $7.3 million, or $0.99 EPS, for the fourth quarter of 2020. For the fourth quarter of 2021, the quarterly return on assets was 1.09% and the quarterly return on equity was 11.33%.
Net income for the year ended December 31, 2021, was $33.0 million, or $4.51 EPS, an increase of $4.8 million, or 17.1%, compared to $28.1 million, or $3.83 EPS, for the year ended December 31, 2020. For the year ended December 31, 2021, the return on assets was 1.13% and the return on equity was 11.21%.
Fourth Quarter and Year-End 2021 Performance and Operational Highlights
In the fourth quarter of 2021, the Company had robust deposit and asset growth, solid earnings, and a continued high level of liquidity. The Company began providing banking services in New Orleans, Louisiana, our newest market, through a combined loan and deposit production office ("LPO/DPO"). The Company also finalized a large private stock repurchase that completed the stock repurchase program announced on August 31, 2021.
The fourth quarter of 2021 began with a declining trend of COVID-19 cases and hospitalizations in the Louisiana markets served by Red River Bank. However, as a result of the emergence of the Omicron variant in December 2021, the number of cases and hospitalizations increased toward the end of the quarter. Economic activity in Louisiana remained relatively stable, although the economy is still impacted by supply chain disruptions and labor shortages.
•Net income for the fourth quarter of 2021 was $8.5 million, $372,000 higher than the prior quarter, primarily due to higher net interest income, partially offset by higher personnel expenses.
•Assets increased $203.9 million in the fourth quarter of 2021 to $3.22 billion as of December 31, 2021, primarily driven by a $205.8 million increase in deposits. The deposit growth was largely the result of customers maintaining higher deposit balances and the seasonal inflow of funds from public entity customers.
•Net interest income for the fourth quarter of 2021 was $18.8 million, $666,000 higher than the prior quarter. This increase was primarily due to deploying funds into loans and securities.
•Personnel expenses for the fourth quarter of 2021 were $8.4 million, $406,000 higher than the prior quarter. This increase was primarily due to adding new staff in connection with our expansion in new and existing markets.
•There was $196,000 of nonrecurring gains on sales of properties in the fourth quarter of 2021.
•Red River Bank is participating in the Small Business Administration ("SBA") Paycheck Protection Program ("PPP"). As of December 31, 2021, PPP loans were $17.6 million, net of $626,000 of deferred income, or 1.0% of loans held for investment ("HFI"). In the fourth quarter of 2021, forgiveness payments on PPP loans resulted in a $28.4 million decrease in PPP loans, net of deferred fees. PPP loan income for the fourth quarter of 2021 was $1.2 million, $155,000 lower than the prior quarter. PPP loan income for 2021 was $5.8 million, compared to $5.6 million for 2020.
•As of December 31, 2021, non-PPP loans HFI were $1.67 billion,(1) an increase of $89.7 million, or 5.7%, from September 30, 2021. The growth in non-PPP loans HFI was a result of new loans in New Orleans, our newest market, and increased loan activity in other markets.
•Nonperforming assets ("NPA(s)") decreased $1.4 million in the fourth quarter and were $979,000, or 0.03% of assets as of December 31, 2021. As of December 31, 2021, the allowance for loan losses ("ALL") was $19.2 million, or 1.14% of loans HFI and 1.15%(1) of non-PPP loans HFI (non-GAAP).
•We paid a quarterly cash dividend of $0.07 per common share.
•In the third quarter of 2021, the board of directors renewed a stock repurchase program, authorizing the Company to purchase up to $5.0 million of outstanding shares of common stock between September 1, 2021 and August 31, 2022. In accordance with this stock repurchase program, in the fourth quarter of 2021 we entered into a privately-negotiated stock repurchase agreement and repurchased 96,245 shares of our common stock for $4.9 million. As a result of this transaction, the Company has purchased the full amount authorized by this stock repurchase program.
•In the fourth quarter of 2021, as part of our continued Louisiana market expansion plan, we began operations in our newest market, New Orleans, Louisiana. We have hired a New Orleans market president and seven additional New
____________________
(1) Non-GAAP financial measure. Calculations of this measure and reconciliations to GAAP are included in the schedules accompanying this release.

Orleans bankers. On December 6, 2021, we opened an LPO/DPO in downtown New Orleans and began providing banking services in this new market.
•In our Acadiana market, renovations have been completed on a new banking center location that we purchased in 2020. This location opened as the first Red River Bank full-service banking center in Lafayette, Louisiana on January 26, 2022. Red River Bank also has an LPO/DPO in the Acadiana market.
Blake Chatelain, President and Chief Executive Officer, stated, "The fourth quarter of 2021 resulted in robust balance sheet growth, consistent performance, improved asset quality, continued execution of our organic growth plans, and a significant stock buyback transaction.
"Deposits and assets increased significantly in the fourth quarter of 2021 due to customers maintaining higher deposit balances and the seasonal inflow of public entity funds. Loan growth faced headwinds with loan paydowns and payoffs; however, these challenges were offset by lending opportunities in our newer markets and our lenders' calling activity. This activity resulted in a 5.7% increase in non-PPP loans in the fourth quarter of 2021.
"In December 2021, we opened an LPO/DPO in the New Orleans downtown business district, and our bankers are seeing steady activity already. In addition to a team of eight local bankers hired for the New Orleans market, we were pleased to add an additional, experienced commercial lender in our Northshore market.
"In our Acadiana market, we were excited to have opened our first full-service banking center in Lafayette in January 2022.
"As a result of having the stock buyback program, we were able to repurchase a large block of shares in a privately-negotiated transaction. This transaction utilized all of the funds in the existing stock repurchase program. We expect to execute a new stock repurchase program in the first quarter of 2022, subject to board approval and market conditions.
"We are saddened by the loss of our longtime friend and founding director of the Company and the Bank, Barry Hines, who passed away in late December 2021. Barry made tremendous contributions to the Company and the Bank, and his wit, wisdom, counsel, and love of life will be greatly missed.
"As we begin 2022, I want to recognize the Red River Bank team members who made 2021 a successful year. They worked tirelessly through many challenges to take care of our customers and to continue to build a strong, solid, community bank focused on building shareholder value. Also, on behalf of the Red River Bancshares, Inc. board of directors, I want to thank our shareholders for their loyalty, enthusiasm, and support over the years. We look forward to continued success in 2022 and beyond."
Net Interest Income and Net Interest Margin FTE
Net interest income increased and the net interest margin fully tax equivalent ("FTE") decreased for the fourth quarter of 2021 when compared to the prior quarter. These measures were both impacted by a continued high level of liquidity and the continued low interest rate environment.
Net interest income for the fourth quarter of 2021 was $18.8 million, which was $666,000, or 3.7%, higher than the third quarter of 2021, due to a $633,000 increase in interest and dividend income and a $33,000 decrease in interest expense. The increase in interest and dividend income was primarily due to an increase in non-PPP loan income and an increase in securities income, partially offset by a decrease in PPP loan income. Non-PPP loan income increased $577,000 due to a $69.7 million increase in the average balance of non-PPP loans, partially offset by lower rates on new and renewed non-PPP loans. Securities income increased $192,000 due to a higher average balance of securities resulting from investing short-term liquid assets into securities, partially offset by the impact of lower yields compared to the prior quarter. PPP loan income decreased $155,000 due to a lower average balance of PPP loans outstanding and lower fees recognized to income on PPP loans. Interest expense decreased in the fourth quarter of 2021 as a result of our third quarter adjustment to rates, which impacted new and renewing time deposits, partially offset by an increase in the average balance of interest-bearing transaction deposits.
The net interest margin FTE decreased eight basis points ("bp(s)") to 2.52% for the fourth quarter of 2021, compared to 2.60% for the prior quarter. Contributing to this decrease was an increase in the average balance of short-term liquid assets, an 11 bp decrease in the yield on securities, and a three bp decrease in the yield on non-PPP loans. Average short-term liquid assets were $701.0 million, which was $68.7 million, or 10.9%, higher than the prior quarter and 23.4% of average earning assets. In the fourth quarter of 2021, on a stand-alone basis, this level of liquidity had a 73 bp dilutive impact to the net interest margin FTE. The yield on securities decreased because we reallocated funds from short-term liquid assets yielding 0.14% into securities yielding 0.99%, which was a lower yield than the existing portfolio. The net interest margin FTE for the fourth quarter of 2021 benefited from an increase in PPP loan yield and a seven bp decrease in the rate on time deposits as a result of our third quarter adjustment to deposit rates, which impacted new and renewing time deposits.
Average PPP loans outstanding, net of deferred income, for the fourth quarter of 2021 were $29.2 million, which was $34.0 million lower than the prior quarter. During the fourth quarter we received $29.6 million in SBA forgiveness and borrower repayments on PPP loans, compared to $37.7 million in the prior quarter. PPP loans have a 1.0% interest rate, and PPP loan origination fees are
____________________
(1) Non-GAAP financial measure. Calculations of this measure and reconciliations to GAAP are included in the schedules accompanying this release.

recorded to interest income over the loan term, or until the loans are forgiven by the SBA or repaid by the borrower. When PPP loan forgiveness payments or borrower payments are received in full, the remaining portion of origination fees are recorded to income. For the fourth quarter of 2021, PPP loan interest and fees totaled $1.2 million, resulting in a 16.46% yield, compared to $1.4 million in interest and fees and an 8.57% yield for the prior quarter. The decrease in PPP loan income was primarily due to a lower amount of PPP loans forgiven by the SBA in the fourth quarter of 2021 than in the third quarter. The increase in PPP loan yield was primarily due to forgiving loans with higher origination fee percentages in the fourth quarter of 2021 when compared to the prior quarter. As of December 31, 2021, deferred PPP fees were $626,000.
Excluding PPP loan income, net interest income (non-GAAP) for the fourth quarter of 2021 was $17.6 million,(1) which was $821,000, or 4.9%, higher than the third quarter of 2021. Also, with PPP loans excluded for the fourth quarter of 2021, the yield on non-PPP loans (non-GAAP) was 3.90%,(1) and the net interest margin FTE (non-GAAP) was 2.38%(1). For the fourth quarter of 2021, PPP loans had a 23 bp accretive impact to the yield on loans and a 14 bp accretive impact to the net interest margin FTE.
The Federal Open Market Committee is expected to raise the target federal funds rate several times in 2022. Our balance sheet is asset sensitive, and historically, our deposit interest rates have adjusted more slowly than the change in the federal funds rate. As of December 31, 2021, floating rate loans were 15.0% of loans HFI, and floating rate transaction deposits were 4.4% of interest-bearing transaction deposits. Dependent upon balance sheet activity and excluding PPP loans, we expect an increasing rate environment to have a positive effect on our net interest income and net interest margin FTE in 2022.
Provision for Loan Losses
The provision for loan losses for the fourth quarter of 2021 was $150,000, which was consistent with the prior quarter provision. The economic activity in Louisiana remained relatively consistent, and our asset quality metrics improved in both quarters. Provision expense was $1.9 million for 2021, compared to $6.3 million for 2020. The provision for loan losses was higher in 2020 due to economic pressures relating to the COVID-19 pandemic.
Noninterest Income
Noninterest income totaled $5.7 million for the fourth quarter of 2021, an increase of $29,000, or 0.5%, compared to $5.6 million for the previous quarter. The increase was mainly due to gains on sales of properties, partially offset by lower mortgage loan income and reduced income from a Small Business Investment Company ("SBIC") limited partnership of which Red River Bank is a member.
Other income for the fourth quarter of 2021 was $214,000, compared to a net loss of $14,000 for the third quarter of 2021. In the fourth quarter of 2021, other real estate owned ("OREO") properties and a bank property were sold, resulting in a nonrecurring $196,000 net gain on sale. In the third quarter of 2021, a $34,000 valuation reduction was recorded on an OREO property.
Mortgage loan income totaled $1.7 million for the fourth quarter of 2021, a decrease of $103,000, or 5.8%, compared to $1.8 million for the third quarter of 2021. This decrease was primarily the result of seasonal, reduced mortgage loan demand.
SBIC income for the fourth quarter of 2021 was $38,000, a decrease of $98,000, or 72.1%, from the prior quarter due to lower operating income being distributed by the SBIC.
Operating Expenses
Operating expenses for the fourth quarter of 2021 totaled $14.0 million, an increase of $332,000, or 2.4%, compared to $13.7 million for the previous quarter. This increase was mainly due to higher personnel expenses, partially offset by lower loan and deposit expenses and lower technology expenses.
Personnel expenses totaled $8.4 million for the fourth quarter of 2021, up $406,000, or 5.1%, from the third quarter of 2021. This increase was due to adding new staff in expansion markets in the fourth quarter of 2021, combined with a lower COVID-19 payroll benefit resulting from the expiration of employer credits under the Families First Coronavirus Response Act on September 30, 2021.
Loan and deposit expenses totaled $243,000 for the fourth quarter of 2021, a decrease of $82,000, or 25.2%, from the previous quarter. This decrease was a result of the transition to a new appraisal tracking system in the second quarter of 2021, which temporarily increased loan expenses in the third quarter of 2021. The new, digital appraisal system has improved the efficiency of our appraisal process.
Technology expenses totaled $667,000 for the fourth quarter of 2021, a decrease of $67,000, or 9.1%, from the previous quarter. This decrease was due to $35,000 of nonrecurring expenses in the third quarter of 2021 related to opening a new banking center in Lake Charles, as well as lower communication expenses in the fourth quarter of 2021 resulting from a more favorable contract with a communications service provider.

____________________
(1) Non-GAAP financial measure. Calculations of this measure and reconciliations to GAAP are included in the schedules accompanying this release.

Asset Overview
As of December 31, 2021, assets totaled $3.22 billion, which was $203.9 million, or 6.8%, higher than $3.02 billion as of September 30, 2021. This increase was primarily due to a $205.8 million increase in deposits in the fourth quarter. Loans HFI increased $61.2 million, or 3.8%, in the fourth quarter of 2021. Because deposit growth exceeded loan growth, excess funds were deployed into securities and interest-bearing deposits in other banks. Securities available-for-sale increased $91.0 million to $659.2 million and were 21.1% of earning assets as of December 31, 2021. Interest-bearing deposits in other banks increased $67.8 million to $761.7 million and were 24.4% of earning assets as of December 31, 2021. The loans HFI to deposits ratio was 57.86% as of December 31, 2021, compared to 59.99% as of September 30, 2021.
Assets excluding PPP loans, net of deferred income (non-GAAP) as of December 31, 2021, totaled $3.21 billion,(1) an increase of $232.3 million, or 7.8%, from $2.97 billion(1) as of September 30, 2021. The non-PPP loans HFI to deposits ratio (non-GAAP) was 57.25%(1) as of December 31, 2021, compared to 58.29%(1) as of September 30, 2021.
Loans
Loans HFI as of December 31, 2021, were $1.68 billion, an increase of $61.2 million, or 3.8%, from September 30, 2021. As of December 31, 2021, non-PPP loans HFI were $1.67 billion,(1) an increase of $89.7 million, or 5.7%, from September 30, 2021, due to new loan activity in New Orleans, our newest market, and increased activity in other markets.
Red River Bank began participating in the SBA PPP in the second quarter of 2020. Through December 31, 2021, we had received $198.6 million in SBA forgiveness and borrower payments on 99.9% of the PPP First Draw loans originated and $40.6 million in SBA forgiveness and borrower payments on 78.7% of the PPP Second Draw loans originated. As of December 31, 2021, PPP loans totaled $17.6 million, net of $626,000 of deferred income, and were 1.0% of loans HFI.
Our health care loans are made up of a diversified portfolio of health care providers. As of December 31, 2021, total health care credits were 8.3% of non-PPP loans HFI (non-GAAP), nursing and residential care loans were 3.6% of non-PPP loans HFI (non-GAAP), and loans to physician and dental practices were 4.6% of non-PPP loans HFI (non-GAAP). The average loan size of health care credits was $295,000.
On March 5, 2021, it was announced that certain U.S. Dollar London Interbank Offered Rate ("LIBOR") rates would cease to be published after June 30, 2023. As of December 31, 2021, 3.6% of our non-PPP loans HFI (non-GAAP) were LIBOR-based with a setting that expires June 30, 2023. Alternative rate language is present in each credit agreement with a LIBOR-based rate. We do not anticipate any issues with transitioning each loan to a non-LIBOR-based rate.
Asset Quality and Allowance for Loan Losses
NPAs totaled $979,000 as of December 31, 2021, down $1.4 million, or 59.7%, from September 30, 2021, primarily due to the payoff and charge-off of nonaccrual loans. The ratio of NPAs to total assets improved to 0.03% as of December 31, 2021, from 0.08% as of September 30, 2021.
As of December 31, 2021, the ALL was $19.2 million. The ratio of ALL to loans HFI was 1.14% as of December 31, 2021, and 1.18% as of September 30, 2021. The ratio of ALL to non-PPP loans HFI (non-GAAP) was 1.15%(1) as of December 31, 2021, and 1.22%(1) as of September 30, 2021. The net charge-off ratio was 0.01% for the fourth quarter of 2021 and 0.03% for the third quarter of 2021.
Deposits
Deposits as of December 31, 2021, were $2.91 billion, an increase of $205.8 million, or 7.6%, compared to September 30, 2021. Average deposits for the fourth quarter of 2021 were $2.79 billion, an increase of $188.6 million, or 7.3%, from the prior quarter. This increase was primarily a result of customers maintaining higher deposit balances and the seasonal inflow of funds from public entity customers. Noninterest-bearing deposits totaled $1.15 billion as of December 31, 2021, up $6.0 million, or 0.5%, from September 30, 2021. As of December 31, 2021, noninterest-bearing deposits were 39.50% of total deposits. Interest-bearing deposits totaled $1.76 billion as of December 31, 2021, up $199.8 million, or 12.8%, compared to September 30, 2021.
Stockholders’ Equity
Total stockholders’ equity decreased to $298.2 million as of December 31, 2021, from $298.7 million as of September 30, 2021. The $538,000 decrease in stockholders’ equity during the fourth quarter of 2021 was attributed to the repurchase of 96,245 shares of our common stock for $4.9 million, a $3.7 million, net of tax, market adjustment to accumulated other comprehensive income related to securities available-for-sale, and $502,000 in cash dividends, partially offset by $8.5 million of net income, and $63,000 of stock compensation. We paid a quarterly cash dividend of $0.07 per share on December 16, 2021.
____________________
(1) Non-GAAP financial measure. Calculations of this measure and reconciliations to GAAP are included in the schedules accompanying this release.

Non-GAAP Disclosure
Our accounting and reporting policies conform to United States generally accepted accounting principles ("GAAP") and the prevailing practices in the banking industry. Certain financial measures used by management to evaluate our operating performance are discussed as supplemental non-GAAP performance measures. In accordance with the Securities and Exchange Commission's ("SEC") rules, we classify a financial measure as being a non-GAAP financial measure if that financial measure excludes or includes amounts, or is subject to adjustments that have the effect of excluding or including amounts, that are included or excluded, as the case may be, in the most directly comparable measure calculated and presented in accordance with GAAP as in effect from time to time in the U.S.
Management and the board of directors review tangible book value per share and tangible common equity to tangible assets, and PPP-adjusted metrics as part of managing operating performance. However, these non-GAAP financial measures should not be considered in isolation or as a substitute for the most directly comparable or other financial measures calculated in accordance with GAAP. Moreover, the manner in which we calculate the non-GAAP financial measures that are discussed may differ from that of other companies reporting measures with similar names. It is important to understand how such other banking organizations calculate and name their financial measures similar to the non-GAAP financial measures discussed by us when comparing such non-GAAP financial measures.
A reconciliation of non-GAAP financial measures to the comparable GAAP financial measures is included at the end of the financial statement tables.
About Red River Bancshares, Inc.
The Company is the bank holding company for Red River Bank, a Louisiana state-chartered bank established in 1999 that provides a fully integrated suite of banking products and services tailored to the needs of commercial and retail customers. Red River Bank operates from a network of 27 banking centers throughout Louisiana and two combined loan and deposit production offices, one each in Lafayette, Louisiana and New Orleans, Louisiana. Banking centers are located in the following Louisiana markets: Central, which includes the Alexandria metropolitan statistical area ("MSA"); Northwest, which includes the Shreveport-Bossier City MSA; Capital, which includes the Baton Rouge MSA; Southwest, which includes the Lake Charles MSA; the Northshore, which includes Covington; and Acadiana, which includes the Lafayette MSA.
Forward-Looking Statements
Statements in this news release regarding our expectations and beliefs about our future financial performance and financial condition, as well as trends in our business and markets, are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements often include words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “project,” “outlook,” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.” The forward-looking statements in this news release are based on current information and on assumptions that we make about future events and circumstances that are subject to a number of risks and uncertainties that are often difficult to predict and beyond our control. As a result of those risks and uncertainties, our actual financial results in the future could differ, possibly materially, from those expressed in or implied by the forward-looking statements contained in this news release and could cause us to make changes to our future plans. Additional information regarding these and other risks and uncertainties to which our business and future financial performance are subject is contained in the section titled “Risk Factors” in our most recent Annual Report on Form 10-K and any subsequent quarterly reports on Form 10-Q, and in other documents that we file with the SEC from time to time. In addition, our actual financial results in the future may differ from those currently expected due to additional risks and uncertainties of which we are not currently aware or which we do not currently view as, but in the future may become, material to our business or operating results. Due to these and other possible uncertainties and risks, readers are cautioned not to place undue reliance on the forward-looking statements contained in this news release or to make predictions based solely on historical financial performance. Any forward-looking statement speaks only as of the date on which it is made, and we do not undertake any obligation to update or review any forward-looking statement, whether as a result of new information, future developments or otherwise, except as required by law. All forward-looking statements, express or implied, included in this news release are qualified in their entirety by this cautionary statement.
Contact:
Isabel V. Carriere, CPA, CGMA
Executive Vice President and Chief Financial Officer
318-561-4023
icarriere@redriverbank.net

FINANCIAL HIGHLIGHTS (UNAUDITED)

	As of and for the Three Months Ended			As of and for the Year Ended
(Dollars in thousands, except per share data)	December 31, 2021	September 30, 2021	December 31, 2020	December 31, 2021	December 31, 2020
Net Income	$8,510	$8,138	$7,261	$32,952	$28,145

Per Common Share Data:
Earnings per share, basic	$1.18	$1.12	$0.99	$4.53	$3.84
Earnings per share, diluted	$1.17	$1.12	$0.99	$4.51	$3.83
Book value per share	$41.52	$41.05	$38.97	$41.52	$38.97
Tangible book value per share(1)	$41.31	$40.84	$38.76	$41.31	$38.76
Cash dividends per share	$0.07	$0.07	$0.06	$0.28	$0.24
Shares outstanding	7,180,155	7,276,400	7,325,333	7,180,155	7,325,333
Weighted average shares outstanding, basic	7,229,324	7,278,192	7,325,333	7,281,136	7,322,158
Weighted average shares outstanding, diluted	7,247,277	7,294,011	7,343,859	7,299,720	7,345,045

Summary Performance Ratios:
Return on average assets	1.09%	1.11%	1.13%	1.13%	1.22%
Return on average equity	11.33%	10.83%	10.23%	11.21%	10.39%
Net interest margin	2.46%	2.54%	3.01%	2.54%	3.09%
Net interest margin FTE	2.52%	2.60%	3.08%	2.60%	3.14%
Efficiency ratio	57.33%	57.61%	53.66%	56.39%	55.77%
Loans HFI to deposits ratio	57.86%	59.99%	67.87%	57.86%	67.87%
Noninterest-bearing deposits to deposits ratio	39.50%	42.29%	40.32%	39.50%	40.32%
Noninterest income to average assets	0.72%	0.77%	0.97%	0.84%	1.00%
Operating expense to average assets	1.79%	1.86%	2.08%	1.87%	2.22%

Summary Credit Quality Ratios:
Nonperforming assets to total assets	0.03%	0.08%	0.16%	0.03%	0.16%
Nonperforming loans to loans HFI	0.02%	0.09%	0.21%	0.02%	0.21%
Allowance for loan losses to loans HFI	1.14%	1.18%	1.13%	1.14%	1.13%
Net charge-offs to average loans	0.01%	0.03%	0.06%	0.04%	0.14%

Capital Ratios:
Total stockholders' equity to total assets	9.25%	9.89%	10.80%	9.25%	10.80%
Tangible common equity to tangible assets (1)	9.20%	9.84%	10.75%	9.20%	10.75%
Total risk-based capital to risk-weighted assets	17.83%	18.74%	18.68%	17.83%	18.68%
Tier 1 risk-based capital to risk-weighted assets	16.76%	17.60%	17.55%	16.76%	17.55%
Common equity Tier 1 capital to risk-weighted assets	16.76%	17.60%	17.55%	16.76%	17.55%
Tier 1 risk-based capital to average assets	9.67%	10.21%	10.92%	9.67%	10.92%
(1)Non-GAAP financial measure. Calculations of this measure and reconciliations to GAAP are included in the schedules accompanying this release.

RED RIVER BANCSHARES, INC.
CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(in thousands)	December 31, 2021	September 30, 2021	June 30, 2021	March 31, 2021	December 31, 2020
ASSETS
Cash and due from banks	$23,143	$36,614	$33,728	$36,856	$29,537
Interest-bearing deposits in other banks	761,721	693,950	633,744	566,144	417,664
Securities available-for-sale	659,178	568,199	512,012	515,942	498,206
Equity securities	7,846	7,920	3,961	3,951	4,021
Nonmarketable equity securities	3,450	3,449	3,449	3,447	3,447
Loans held for sale	4,290	8,782	12,291	18,449	29,116
Loans held for investment	1,683,832	1,622,593	1,600,388	1,602,086	1,588,446
Allowance for loan losses	(19,176)	(19,168)	(19,460)	(19,377)	(17,951)
Premises and equipment, net	48,056	47,432	47,414	46,950	46,924
Accrued interest receivable	6,245	5,927	6,039	6,460	6,880
Bank-owned life insurance	28,061	27,886	27,710	22,546	22,413
Intangible assets	1,546	1,546	1,546	1,546	1,546
Right-of-use assets	3,743	3,847	3,950	4,053	4,154
Other assets	12,775	11,807	11,704	11,619	8,231
Total Assets	$3,224,710	$3,020,784	$2,878,476	$2,820,672	$2,642,634

LIABILITIES
Noninterest-bearing deposits	$1,149,672	$1,143,693	$1,031,486	$1,015,350	$943,615
Interest-bearing deposits	1,760,676	1,560,890	1,538,113	1,499,925	1,396,745
Total Deposits	2,910,348	2,704,583	2,569,599	2,515,275	2,340,360
Accrued interest payable	1,310	1,340	1,432	1,699	1,774
Lease liabilities	3,842	3,943	4,042	4,138	4,233
Accrued expenses and other liabilities	11,060	12,230	10,479	14,649	10,789
Total Liabilities	2,926,560	2,722,096	2,585,552	2,535,761	2,357,156
COMMITMENTS AND CONTINGENCIES	—	—	—	—	—
STOCKHOLDERS' EQUITY
Preferred stock, no par value	—	—	—	—	—
Common stock, no par value	60,233	65,130	65,934	67,093	68,055
Additional paid-in capital	1,814	1,751	1,692	1,638	1,545
Retained earnings	239,876	231,868	224,240	216,511	208,957
Accumulated other comprehensive income (loss)	(3,773)	(61)	1,058	(331)	6,921
Total Stockholders' Equity	298,150	298,688	292,924	284,911	285,478
Total Liabilities and Stockholders' Equity	$3,224,710	$3,020,784	$2,878,476	$2,820,672	$2,642,634

RED RIVER BANCSHARES, INC.
CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

	For the Three Months Ended			For the Year Ended
(in thousands)	December 31, 2021	September 30, 2021	December 31, 2020	December 31, 2021	December 31, 2020
INTEREST AND DIVIDEND INCOME
Interest and fees on loans	$17,415	$16,993	$18,605	$67,923	$69,228
Interest on securities	2,412	2,220	1,834	8,660	7,601
Interest on federal funds sold	21	20	28	88	207
Interest on deposits in other banks	226	202	58	658	322
Dividends on stock	1	7	1	10	20
Total Interest and Dividend Income	20,075	19,442	20,526	77,339	77,378
INTEREST EXPENSE
Interest on deposits	1,300	1,333	1,865	5,617	8,362
Interest on other borrowed funds	—	—	—	—	16
Total Interest Expense	1,300	1,333	1,865	5,617	8,378
Net Interest Income	18,775	18,109	18,661	71,722	69,000
Provision for loan losses	150	150	2,675	1,900	6,293
Net Interest Income After Provision for Loan Losses	18,625	17,959	15,986	69,822	62,707
NONINTEREST INCOME
Service charges on deposit accounts	1,318	1,258	1,107	4,775	4,108
Debit card income, net	1,071	1,094	1,011	4,415	3,641
Mortgage loan income	1,667	1,770	2,679	8,676	8,398
Brokerage income	806	851	598	3,297	2,324
Loan and deposit income	457	413	361	1,738	1,701
Bank-owned life insurance income	175	176	143	648	568
Gain (Loss) on equity securities	(75)	(41)	(11)	(175)	85
Gain (Loss) on sale and call of securities	1	—	93	194	1,441
SBIC income	38	136	207	654	775
Other income (loss)	214	(14)	5	271	126
Total Noninterest Income	5,672	5,643	6,193	24,493	23,167
OPERATING EXPENSES
Personnel expenses	8,362	7,956	8,089	32,449	31,160
Occupancy and equipment expenses	1,424	1,412	1,367	5,443	5,106
Technology expenses	667	734	680	2,810	2,542
Advertising	230	282	216	921	933
Other business development expenses	280	283	238	1,169	1,020
Data processing expense	537	528	493	1,982	1,905
Other taxes	498	527	425	2,082	1,733
Loan and deposit expenses	243	325	244	1,016	1,052
Legal and professional expenses	493	453	554	1,683	2,141
Regulatory assessment expenses	268	251	201	933	538
Other operating expenses	1,014	933	829	3,767	3,276
Total Operating Expenses	14,016	13,684	13,336	54,255	51,406
Income Before Income Tax Expense	10,281	9,918	8,843	40,060	34,468
Income tax expense	1,771	1,780	1,582	7,108	6,323
Net Income	8,510	$8,138	$7,261	$32,952	$28,145

RED RIVER BANCSHARES, INC.
NET INTEREST INCOME AND NET INTEREST MARGIN (UNAUDITED)

	For the Three Months Ended
	December 31, 2021			September 30, 2021			December 31, 2020
(dollars in thousands)	Average Balance Outstanding	Interest Earned/ Interest Paid	Average Yield/ Rate	Average Balance Outstanding	Interest Earned/ Interest Paid	Average Yield/ Rate	Average Balance Outstanding	Interest Earned/ Interest Paid	Average Yield/ Rate
Assets
Interest-earning assets:
Loans(1,2)	$1,654,711	$17,415	4.13%	$1,619,019	$16,993	4.11%	$1,635,103	$18,605	4.47%
Securities - taxable	423,724	1,347	1.27%	340,045	1,181	1.39%	303,689	873	1.15%
Securities - tax-exempt	210,263	1,065	2.03%	203,046	1,039	2.05%	169,621	961	2.27%
Federal funds sold	55,342	21	0.15%	52,589	20	0.15%	80,175	28	0.14%
Interest-bearing balances due from banks	645,627	226	0.14%	579,698	202	0.14%	239,953	58	0.09%
Nonmarketable equity securities	3,449	1	0.10%	3,448	7	0.81%	3,446	1	0.13%
Total interest-earning assets	2,993,116	$20,075	2.64%	2,797,845	$19,442	2.73%	2,431,987	$20,526	3.32%
Allowance for loan losses	(19,164)			(19,343)			(16,653)
Noninterest-earning assets	130,268			135,697			131,220
Total assets	$3,104,220			$2,914,199			$2,546,554
Liabilities and Stockholders’ Equity
Interest-bearing liabilities:
Interest-bearing transaction deposits	$1,310,430	$410	0.12%	$1,210,605	$384	0.13%	$983,992	$610	0.25%
Time deposits	341,445	890	1.03%	342,872	949	1.10%	333,575	1,255	1.50%
Total interest-bearing deposits	1,651,875	1,300	0.31%	1,553,477	1,333	0.34%	1,317,567	1,865	0.56%
Other borrowings	—	—	—%	—	—	—%	—	—	—%
Total interest-bearing liabilities	1,651,875	$1,300	0.31%	1,553,477	$1,333	0.34%	1,317,567	$1,865	0.56%
Noninterest-bearing liabilities:
Noninterest-bearing deposits	1,136,342			1,046,139			927,123
Accrued interest and other liabilities	18,050			16,570			19,468
Total noninterest-bearing liabilities	1,154,392			1,062,709			946,591
Stockholders’ equity	297,953			298,013			282,396
Total liabilities and stockholders’ equity	$3,104,220			$2,914,199			$2,546,554
Net interest income		$18,775			$18,109			$18,661
Net interest spread			2.33%			2.39%			2.76%
Net interest margin			2.46%			2.54%			3.01%
Net interest margin FTE(3)			2.52%			2.60%			3.08%
Cost of deposits			0.18%			0.20%			0.33%
Cost of funds			0.17%			0.19%			0.31%
(1)Includes average outstanding balances of loans held for sale of $6.1 million, $7.2 million, and $17.1 million for the three months ended December 31, 2021, September 30, 2021, and December 31, 2020, respectively.
(2)Nonaccrual loans are included as loans carrying a zero yield.
(3)Net interest margin FTE includes an FTE adjustment using a 21% federal income tax rate on tax-exempt securities and tax-exempt loans.

RED RIVER BANCSHARES, INC.
LOAN INTEREST INCOME, NET INTEREST INCOME, AND NET INTEREST RATIOS EXCLUDING PPP LOANS (NON-GAAP) (UNAUDITED)

The following table presents interest income for total loans, PPP loans, and total non-PPP loans (non-GAAP), as well as net interest income and net interest ratios excluding PPP loans (non-GAAP) for the three months ended December 31, 2021, September 30, 2021, and December 31, 2020.

	For the Three Months Ended
	December 31, 2021			September 30, 2021			December 31, 2020
(dollars in thousands)	Average Balance Outstanding	Interest/Fees Earned	Average Yield	Average Balance Outstanding	Interest/Fees Earned	Average Yield	Average Balance Outstanding	Interest/Fees Earned	Average Yield
Loans(1,2)	$1,654,711	$17,415	4.13%	$1,619,019	$16,993	4.11%	$1,635,103	$18,605	4.47%
Less: PPP loans, net
Average	29,191			63,205			161,109
Interest		76			166			419
Fees		1,136			1,201			2,604
Total PPP loans, net	29,191	1,212	16.46%	63,205	1,367	8.57%	161,109	3,023	7.45%
Non-PPP loans (non-GAAP)(4)	$1,625,520	$16,203	3.90%	$1,555,814	$15,626	3.93%	$1,473,994	$15,582	4.14%

Net interest income, excluding PPP loan income (non-GAAP)
Net interest income		$18,775			$18,109			$18,661
PPP loan income		(1,212)			(1,367)			(3,023)
Net interest income, excluding PPP loan income (non-GAAP)(4)		$17,563			$16,742			$15,638

Ratios excluding PPP loans, net (non-GAAP)(4)
Net interest spread			2.19%			2.26%			2.47%
Net interest margin			2.33%			2.40%			2.70%
Net interest margin FTE(3)			2.38%			2.46%			2.77%
(1)Includes average outstanding balances of loans held for sale of $6.1 million, $7.2 million, and $17.1 million for the three months ended December 31, 2021, September 30, 2021, and December 31, 2020, respectively.
(2)Nonaccrual loans are included as loans carrying a zero yield.
(3)Net interest margin FTE includes an FTE adjustment using a 21% federal income tax rate on tax-exempt securities and tax-exempt loans.
(4)Non-GAAP financial measure. Calculations of this measure and reconciliations to GAAP are included in the schedules accompanying this release.

RED RIVER BANCSHARES, INC.
NET INTEREST INCOME AND NET INTEREST MARGIN (UNAUDITED)

	For the Year Ended December 31,
	2021			2020
(dollars in thousands)	Average Balance Outstanding	Interest Earned/ Interest Paid	Average Yield/ Rate	Average Balance Outstanding	Interest Earned/ Interest Paid	Average Yield/ Rate
Assets
Interest-earning assets:
Loans(1,2)	$1,621,606	$67,923	4.14%	$1,587,351	$69,228	4.30%
Securities - taxable	344,913	4,493	1.30%	287,591	4,598	1.60%
Securities - tax-exempt	202,255	4,167	2.06%	128,416	3,003	2.34%
Federal funds sold	66,934	88	0.13%	67,328	207	0.30%
Interest-bearing balances due from banks	552,501	658	0.12%	129,090	322	0.25%
Nonmarketable equity securities	3,448	10	0.28%	2,842	20	0.71%
Total interest-earning assets	2,791,657	$77,339	2.74%	2,202,618	$77,378	3.47%
Allowance for loan losses	(19,155)			(15,192)
Noninterest-earning assets	132,611			125,028
Total assets	$2,905,113			$2,312,454
Liabilities and Stockholders’ Equity
Interest-bearing liabilities:
Interest-bearing transaction deposits	$1,210,796	$1,648	0.14%	$877,836	$2,824	0.32%
Time deposits	341,746	3,969	1.16%	333,260	5,538	1.66%
Total interest-bearing deposits	1,552,542	5,617	0.36%	1,211,096	8,362	0.69%
Other borrowings	—	—	—%	4,664	16	0.35%
Total interest-bearing liabilities	1,552,542	$5,617	0.36%	1,215,760	$8,378	0.69%
Noninterest-bearing liabilities:
Noninterest-bearing deposits	1,041,238			807,528
Accrued interest and other liabilities	17,507			18,192
Total noninterest-bearing liabilities	1,058,745			825,720
Stockholders’ equity	293,826			270,974
Total liabilities and stockholders’ equity	$2,905,113			$2,312,454
Net interest income		$71,722			$69,000
Net interest spread			2.38%			2.78%
Net interest margin			2.54%			3.09%
Net interest margin FTE(3)			2.60%			3.14%
Cost of deposits			0.22%			0.41%
Cost of funds			0.20%			0.38%
(1)Includes average outstanding balances of loans held for sale of $8.6 million and $14.2 million for the year ended December 31, 2021 and 2020, respectively.
(2)Nonaccrual loans are included as loans carrying a zero yield.
(3)Net interest margin FTE includes an FTE adjustment using a 21% federal income tax rate on tax-exempt securities and tax-exempt loans.

RED RIVER BANCSHARES, INC.
LOAN INTEREST INCOME, NET INTEREST INCOME, AND NET INTEREST RATIOS EXCLUDING PPP LOANS (NON-GAAP) (UNAUDITED)

The following table presents interest income for total loans, PPP loans, and total non-PPP loans (non-GAAP), as well as net interest income and net interest ratios excluding PPP loans (non-GAAP) for the year ended December 31, 2021 and 2020.

	For the Year Ended December 31,
	2021			2020
(dollars in thousands)	Average Balance Outstanding	Interest/Fees Earned	Average Yield	Average Balance Outstanding	Interest/Fees Earned	Average Yield
Loans(1,2)	$1,621,606	$67,923	4.14%	$1,587,351	$69,228	4.30%
Less: PPP loans, net
Average	77,222			127,410
Interest		809			1,351
Fees		4,964			4,211
Total PPP loans, net	77,222	5,773	7.46%	127,410	5,562	4.35%
Non-PPP loans (non-GAAP)(4)	$1,544,384	$62,150	3.97%	$1,459,941	$63,666	4.29%

Net interest income, excluding PPP loan income (non-GAAP)
Net interest income		$71,722			$69,000
PPP loan income		(5,773)			(5,562)
Net interest income, excluding PPP loan income (non-GAAP)(4)		$65,949			$63,438

Ratios excluding PPP loans, net (non-GAAP)(4)
Net interest spread			2.25%			2.72%
Net interest margin			2.40%			3.01%
Net interest margin FTE(3)			2.46%			3.07%
(1)Includes average outstanding balances of loans held for sale of $8.6 million and $14.2 million for the year ended December 31, 2021 and 2020, respectively.
(2)Nonaccrual loans are included as loans carrying a zero yield.
(3)Net interest margin FTE includes an FTE adjustment using a 21% federal income tax rate on tax-exempt securities and tax-exempt loans.
(4)Non-GAAP financial measure. Calculations of this measure and reconciliations to GAAP are included in the schedules accompanying this release.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES (UNAUDITED)

(dollars in thousands, except per share data)	December 31, 2021	September 30, 2021	December 31, 2020
Tangible common equity
Total stockholders' equity	$298,150	$298,688	$285,478
Adjustments:
Intangible assets	(1,546)	(1,546)	(1,546)
Total tangible common equity (non-GAAP)	$296,604	$297,142	$283,932
Common shares outstanding	7,180,155	7,276,400	7,325,333
Book value per common share	$41.52	$41.05	$38.97
Tangible book value per common share (non-GAAP)	$41.31	$40.84	$38.76

Tangible assets
Total assets	$3,224,710	$3,020,784	$2,642,634
Adjustments:
Intangible assets	(1,546)	(1,546)	(1,546)
Total tangible assets (non-GAAP)	$3,223,164	$3,019,238	$2,641,088
Total stockholders' equity to assets	9.25%	9.89%	10.80%
Tangible common equity to tangible assets (non-GAAP)	9.20%	9.84%	10.75%

Non-PPP loans HFI
Loans HFI	$1,683,832	$1,622,593	$1,588,446
Adjustments:
PPP loans, net	(17,550)	(45,962)	(118,447)
Non-PPP loans HFI (non-GAAP)	$1,666,282	$1,576,631	$1,469,999

Assets excluding PPP loans, net
Assets	$3,224,710	$3,020,784	$2,642,634
Adjustments:
PPP loans, net	(17,550)	(45,962)	(118,447)
Assets excluding PPP loans, net (non-GAAP)	$3,207,160	$2,974,822	$2,524,187

Allowance for loan losses	$19,176	$19,168	$17,951
Deposits	$2,910,348	$2,704,583	$2,340,360

Loans HFI to deposits ratio	57.86%	59.99%	67.87%
Non-PPP loans HFI to deposits ratio (non-GAAP)	57.25%	58.29%	62.81%

Allowance for loan losses to loans HFI	1.14%	1.18%	1.13%
Allowance for loan losses to non-PPP loans HFI (non-GAAP)	1.15%	1.22%	1.22%